Exhibit 3.2

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

YishengBio Co., Ltd (ROC #368187) (the "Company")

TAKE NOTICE that at an Extraordinary General Meeting of the shareholders of the Company held on 28 January 2021, the following special resolutions were passed on 28 January 2021 and became effective on 29 January 2021:

Re-designation of Authorised Share Capital

It was noted that the Company currently has an authorised share capital of US$50,000.00 divided into 9,950,000,000 Ordinary Shares of US$0.000005 par value each ("Ordinary Shares"), and 50,000,000 Series A Preferred Shares of US$0.000005 par value each ("Series A Preferred Shares").

It was resolved as special resolution that having obtained the prior written approval of the Majority Series A Holders (as defined in the M&A), and the consent in writing of the holders of at least a majority of the issued shares of the Ordinary Shares and the Series A Preferred Shares, with effect from the Completion Date (as defined in the Share Subscription Agreement), 100,000,000 authorised but unissued Ordinary Shares in the authorised share capital of the Company be re-designated and re-classified as Series B Preferred Shares of a par value of US$0.000005 each ("Series B Preferred Shares"), such that the authorised share capital of the Company shall become US$50,000.00 divided into (a) 9,850,000,000 Ordinary Shares, (b) 50,000,000 Series A Preferred Shares and (c) 100,000,000 Series B Preferred Shares, in each case having the rights, preferences, privileges and restrictions stated in the Second Amended and Restated Memorandum and Articles of Association of the Company to be adopted in the resolution below and the Shareholders Agreement.

Adoption of the Second Amended and Restated Memorandum and Articles of Association

It was resolved as a special resolution that, having obtained the prior written approval of the Majority Series A Holders, with effect from the Completion Date, the M&A be amended and restated by the deletion in their entirety and the substitution in their place of the Second Amended and Restated Memorandum and Articles of Association tabled at the Meeting and annexed hereto.

It was further resolved as a special resolution that Hui Shao of the Company (the "Director") or the registered office provider of the Company be and is hereby authorised, empowered and directed, for and on behalf and in the name of the Company, to file these resolutions and the Second Amended and Restated Memorandum and Articles of Association with the Registrar of Companies in the Cayman Islands and to carry on such other actions as may be necessary for the purpose of adopting the Second Amended and Restated Memorandum and Articles of Association.

/s/ Jessica Bent

Jessica Bent

Corporate Administrator

for and on behalf of

Maples Corporate Services Limited

Dated this 8th day of February 2021

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

YishengBio Co., Ltd

(Adopted by special resolution of all of the Shareholders of the Company on January 28, 2021 and became effective on January 29, 2021)

1.	The name of the Company is YishengBio Co., Ltd.

2.	The Registered Office of the Company shall be at Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (as amended or modified from time to time), or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5.	The share capital of the Company is US$50,000.00, divided into 9,850,000,000 Ordinary Shares of US$0.000005 par value each, 50,000,000 Series A Preferred Shares of US$0.000005 par value each and 100,000,000 Series B Preferred Shares of US$0.000005 par value each, with power for the Company insofar as is permitted by applicable law and the Articles of Association (including without limitation Schedule A thereto), to redeem or purchase any of its shares and to increase or reduce the said capital and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

6.	The Company shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

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THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

YishengBio Co., Ltd

(Adopted by special resolution of all of the Shareholders of the Company on January 28, 2021 and became effective on January 29, 2021)

DEFINITIONS

1.	In these Articles, unless there is something in the subject or context inconsistent therewith:

“Additional Ordinary Shares” has the meaning specified in Section 4(d) of Schedule A.

“Adjuvant” means collectively Adjuvant Global Health Technology Fund, L.P. and Adjuvant Global Health Technology Fund DE, L.P. and their respective Affiliates, or any of them.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of an entity, shall include, without limitation, (i) any Group Company security holder, (ii) any Person who holds Group Company Securities as a nominee for any Group Company security holder, (iii) any entity or individual which has a direct or indirect interest in a Group Company security holder (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by any Group Company security holder, (v) the relatives of any individual referred to in (b)(iii) above, (vi) any trust Controlled by or held for the benefit of a Group Company security holder, and (vii) any employee, consultant, officer, member, trustee, general partner, manager, stockholder or director of any Group Company security holder, and (c) in the case of the Preferred Holders, (i) any fund manager thereof, (ii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by the Preferred Holders or its fund manager, (iii) any trust Controlled by or held for the benefit of any individuals referred to in (c)(ii) above. For the avoidance of doubt, the Preferred Holders shall not be deemed to be an Affiliate of any Group Company. Asia Ventures and F-Prime shall be deemed Affiliates to each other. In addition, an Asia Ventures/F-Prime Person (as defined below) is also an Affiliate of Asia Ventures and F-Prime. Asia Ventures/F-Prime Person(s) means (1) Eight Roads Holdings Limited (“ERHL”), a company incorporated in Bermuda, and any parent or subsidiary undertaking of, or entity under common control, with ERHL from time to time (ERHL and its subsidiary undertakings being the “ERHL Group”);

(2) FIL Limited (“FIL”), a company incorporated in Bermuda, and any subsidiary undertaking of FIL from time to time (FIL and its subsidiary undertakings being the “FIL Group”); (3) FMR LLC (“FMR”), a Delaware corporation, and any subsidiary undertaking of FMR from time to time (FMR and its subsidiary undertakings being the “FMR Group”); (4) any director, officer, employee or shareholder of the ERHL Group, the FIL Group and/or the FMR Group or members of his family and any company, trust, partnership or other entity formed for his or any of their benefit from time to time (any or all of such individuals and entities being the “Closely Related Shareholders”); (5) any entity controlled by Closely Related Shareholders where control shall mean the power to direct the management and policies or appoint or remove members of the board of directors or other governing body of the entity, directly or indirectly, whether through the ownership of voting securities, contract or otherwise, and controlled shall be construed accordingly; (6) any affiliate of any member of the ERHL Group, the FIL Group and/or the FMR Group (where affiliate, for the purposes of this provision only, means (a) any entity controlled by any combination of any Closely Related Shareholders and, for purposes of this provision only, any member of the ERHL Group, the FIL Group and/or the FMR Group, and (b) the officers, partners and directors of any affiliate); and (7) any fund in which any member of the ERHL Group, the FIL Group and/or the FMR Group or any Closely Related Shareholder is a partner.

“Applicable Conversion Price” means the conversion price of the Preferred Shares, which (i) in the case of the Series A Preferred Shares, shall be the Series A Conversion Price, and (ii) in the case of the Series B Preferred Shares, shall be the Series B Conversion Price, in each case subject to the adjustments set forth in Section 8A.

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“As Adjusted” means as appropriately adjusted for any subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement.

“Auditors” means the Persons for the time being performing the duties of auditors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or other day on which the commercial banks in the Cayman Islands, PRC and Hong Kong are authorized or required to be closed for the conduct of regular banking business.

“Board” means the board of directors of the Company.

“Company” means YishengBio Co., Ltd, an exempted company organized and existing under the laws of the Cayman Islands.

“Competitors” mean Liaoning Chengda Biotechnology Joint Stock Company ( 辽宁成大 生 物股 份有 限公司), Guangzhou Promise Biological Products Joint Stock Company (广 州 诺 诚生 物 制品 股 份 有限 公 司), China National Biotech Joint Stock Company (中 国 生 物 技 术 股 份 有 限 公 司), Hualan Biological Engineering Joint Stock Company (华兰生物工程股份有限公司), Yuxi Wosen Biotechnology Co., Ltd. (玉溪沃森生物技术有限公司), Sinovac Biotech Co., Ltd. (北京科兴生物制品有限公司), Zhejiang Tianyuan Bio-Pharmaceutical Co., Ltd. (浙江天元生物药业有限公司) and Shenzhen Kangtai Biological Product Joint Stock Company ( 深 圳康泰生物制 品股份有限公司), and any Affiliates of the above companies. For the avoidance of doubt, the Affiliates of China National Biotech Joint Stock Company include, without limitation, Chengdu Biological Product Research Institute Co., Ltd. (成都生物制品研究所有限责任公司), Beijing Tiantan Biological Product Joint Stock Company (北京天坛生物制品股份有限公司), Research Institute of Medicine and Biology of China Academy of Medical Science (中国医学科学 院医学生物学研究所), Lanzhou Biological Product Research Institute Co., Ltd. (兰州生物制品研究所有限责任公司), Shanghai Biological Product Research Institute Co., Ltd. (上海生物制品研究所有限责任公司) and Wuhan Biological Product Research Institute Co., Ltd. (武汉生物制品研究所有限责任公司).

“Control” with respect to any third party, shall have the meaning ascribed to it in Rule 405 under the United States Securities Act of 1933, as amended from time to time, and shall be deemed to exist for any party (a) when such party holds more than fifty percent (50%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party or (b) over other members of such party’s immediate family. Immediate family members include, without limitation, a person’s spouse, parents, children, siblings, mother-in- law and father-in-law and brothers and sisters-in-law. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Convertible Notes” has the meaning ascribed to it in the Second Series B Purchase Agreement.

“Convertible Securities” has the meaning specified in Section 4(d) of Schedule A.

“Debenture” means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Deemed Liquidation Event” has the meaning specified in Section 2(a) of Schedule A.

“Director” means a member of the Board.

“Electronic Record” has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act” means the Electronic Transactions Act (2003 Revision) of the Cayman Islands.

“Equity Securities” means any Ordinary Shares or Ordinary Share Equivalents of the Company.

“ESOP” means the employee stock option plans unanimously approved by the Board, pursuant to which (a) options and/or restrictive share units in an unfunded and unsecured promise which may be granted to key employees and members of the management team of any Group Company to subscribe for Ordinary Shares, (b) the number of Ordinary Shares that may be subject to such options shall not exceed such number as described in the employee stock option plans unanimously approved by the Board, which shall remain as such number described in the relevant plans unless in the events of splits, subdivisions, combination or consolidation of Ordinary Shares or capital reorganization or reclassification of Shares, (c) the exercise price for each Ordinary Share under the ESOP shall be subject to the approval of the Board (including the votes from both of the Preferred Directors), and (d) the terms of the ESOP (including but not limited to the exercise price for each Ordinary Share under the ESOP, the vesting date and the lock-up period of the options) and any grant of options and/or restrictive share units under the ESOP shall be subject to the approval of the Board (including the affirmative votes from both of the Preferred Directors).

“Fidelity” means collectively, Asia Ventures II L.P. (“Asia Ventures”), an exempted partnership organized under the laws of the Bermuda, and F-Prime Capital Partners Healthcare Fund III LP (“F-Prime”), a limited partnership established under the laws of Delaware, U.S, and any of their respective Affiliates who holds Series A Preferred Shares, or any of them.

“First Series B Purchase Agreement” means the share subscription agreement dated as of January 28, 202 entered into by and among the Company, the Founder, Oceanpine and certain other parties thereto (the pursuant to which the Company has agreed to sell to Oceanpine and certain other Series B Holders, and Oceanpine and certain other Series B Holders have agreed to purchase from the Company, an aggregate of 39,413,722 Series B Preferred Shares of the Company in accordance with the terms and conditions thereof.

“Founder” means Zhang Yi, a citizen of the PRC with ID No. of [***].

“Group Companies” means the Company, the PRC Subsidiaries, the Offshore Subsidiaries and any other direct or indirect Subsidiary of any Group Company out of the PRC collectively, and “Group Company” means any one of them.

“Hillhouse” means HH SUM XXXVI Holdings Limited and its Affiliates.

“IFRS” means the International Financial Reporting Standards.

“Independent Director” has the meaning specified in Section 7(b) of Schedule A.

“Liquidation Event” has the meaning specified in Section 2(a)  of Schedule A.

“Liquidation Preference” has the meaning specified in Section 2(a)  of Schedule A.

“Majority Preferred Holders” means collectively the Majority Series A Holders and the Majority Series B Holders.

“Majority Series A Holders” shall mean the holder of more than fifty percent (50%) of the then outstanding Series A Preferred Shares (and the Ordinary Shares which the Series A Preferred Shares have been converted into) voting as a single class which shall include Fidelity’s affirmative vote.

“Majority Series B Holders” shall mean the holder of more than fifty percent (50%) of the then outstanding Series B Preferred Shares (and the Ordinary Shares which the Series B Preferred Shares have been converted into) voting as a single class which shall include Oceanpine and OrbiMed’s affirmative votes.

“Member” has the meaning ascribed to it in the Statute.

“Memorandum” means the memorandum of association of the Company, as amended or substituted from time to time.

“Month” means calendar month.

“Oceanpine” means Oceanpine Investment Fund II LP and its Affiliates.

“Offshore Subsidiaries” means Yisheng HK, Yisheng Singapore and Yisheng US which are the offshore subsidiaries of the Company duly incorporated and validly existing under the laws of Hong Kong, Singapore and the United States of America, respectively.

“Old Cayman” means Yisheng Biopharma Co., Ltd., an exempted company duly incorporated and validly existing under the laws of the Cayman Islands.

“Old Cayman Series A Purchase Agreement” has the meaning ascribed to it in the Shareholders Agreement.

“OrbiMed” means collectively OrbiMed New Horizons Master Fund, L.P., OrbiMed Genesis Master Fund, L.P., The Biotech Growth Trust PLC and OrbiMed Partners Master Fund Limited and their respective Affiliates, or any of them.

“Ordinary Holder” means a holder of Ordinary Shares (excluding the Ordinary Shares converted from the Preferred Shares) of the Company.

“Ordinary Resolutions” means, subject to Schedule A of these Articles, a resolution of a general meeting passed by a majority of the members entitled to vote present at the meeting or a written resolution signed by all members entitled to vote.

“Ordinary Share Directors” has the meaning specified in Section 7(b)  of Schedule A.

“Ordinary Shares” has the meaning specified in Article 7A.

“Ordinary Share Equivalents” means any rights, options, or warrants to purchase or exercisable for Ordinary Shares, or securities of any type whatsoever that are, or may become, convertible into, exchangeable for or exercisable for said equity securities, including, without limitation, the Preferred Shares.

“Original Series A Issue Date” means (1) in respect of the Series A Preferred Shares held by Fidelity, September 28, 2012, and (2) in respect of the Series A Preferred Shares held by the Series A-1 Holders, September 4, 2020.

“Original Series A Issue Price” means (1) in respect of the Series A Preferred Shares held by Fidelity, US$0.9281 per Series A Preferred Share, As Adjusted; and (2) in respect of the Series A Preferred Shares held by the Series A-1 Holders, US$1.6627 per Series A Preferred Share, As Adjusted.

“Original Series B Issue Date” means January 28, 2021.

“Original Series B Issue Price” means (1) in respect of the Series B Preferred Shares held by Series B Holders other than Series B-1 Holders , US$2.4357 per Series B Preferred Share, As Adjusted; and (2) in respect of the Series B Preferred Shares held by the Series B-1 Holders, US$2.0703 per Series B Preferred Share, As Adjusted.

“Paid-up” means paid-up and/or credited as paid-up.

“Person” or “person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other entity of any kind or nature.

“PRC” means the People’s Republic of China, but solely for the purposes of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Subsidiaries” means each of the Liaoning Yisheng Biopharma Co., Ltd. (辽宁依生生物制药有限公司), and any other indirect Subsidiaries of the Company incorporated in the PRC from time to time, and “PRC Subsidiary” means any one of them.

“Preferred Directors” has the meaning specified in Section 7(b) of Schedule A, and “Preferred Director” mean any one of them.

“Preferred Holders” means the holders of the Preferred Shares, and each, a “Preferred Holder”.

“Preferred Shares” means the Series A Preferred Shares and the Series B Preferred Shares, and each, a “Preferred Share”.

“Principal Business” means operation of research, development, production and commercialization of PIKA immuno-modulating technology and related vaccines and therapeutic and other business as approved by the board of directors of the Company from time to time.

“Qualified IPO” means a firm underwritten public offering of the Ordinary Shares of the Company in the United States, that has been registered under the United States Securities Act of 1933, as amended from time to time, including any successor statutes, or in a similar public offering of the Ordinary Shares of the Company in Hong Kong or other jurisdiction approved by the Board (including the affirmative votes of both of the Preferred Directors) which results in the Ordinary Shares trading publicly on an internationally recognized securities exchange outside of the United States, including, among others, the Stock Exchange of Hong Kong Limited, in either case with an implied pre-offering valuation of the Company not less than US$800 million.

“Redemption Closing” has the meaning specified in Section 5(a)  of Schedule A.

“Redemption Holder” has the meaning specified in Section 5(a) of Schedule A.

“Redemption Notice” has the meaning specified in Section 5(a) of Schedule A.

“Redemption Price” has the meaning specified in Section 5(a) of Schedule A.

“Registered Office” means the registered office for the time being of the Company.

“Reorganization” has the meaning set forth in the Shareholders Agreement.

“Required Consenters” has the meaning specified in Article 26.

“Restricted Holders” means any Shareholder other than the Preferred Holders, and each a “Restricted Holder”.

“Schedule A” means Schedule A to these Articles, as amended from time to time.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Second Series B Purchase Agreement” means the share subscription agreement dated as of January 28, 2021 entered into by and among the Company, the Founder, OrbiMed, Adjuvant and certain other parties thereto, pursuant to which the Company has agreed to sell to OrbiMed and Adjuvant, and OrbiMed and Adjuvant have agreed to purchase, severally and not jointly, from the Company, an aggregate of 28,053,934 Series B Preferred Shares of the Company in accordance with the terms and conditions thereof.

“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Conversion Price” shall initially be the Original Series A Issue Price, subject to the adjustments set forth in Section 8A.

“Series A Director” has the meaning specified in Section 7(b) of Schedule A.

“Series A Holders” means the holders of Series A Preferred Shares, and each, a “Series A Holder”. For the avoidance of doubt, the “Series A Holders” shall include the Series A-1 Holders.

“Series A-1 Holders” has the meaning set forth in the Shareholders Agreement.

“Series A Liquidation Preference” has the meaning specified in Section 2(a) of Schedule A.

“Series A Preferred Shares” means the series A convertible, redeemable, preference shares, with a par value of US$0.000005, designated as such in the Memorandum with the rights, privileges, restrictions and conditions, set out therein.

“Series A Transfer and Sale Agreement” means that certain Share Purchase Agreement dated September 4, 2020 entered into by and among the Series A-1 Holders and Fidelity, regarding the transfer and sale of series A preferred shares of the Old Cayman by Fidelity to such Series A-1 Holders.

“Series B Conversion Price” shall initially be the Original Series B Issue Price, subject to the adjustments set forth in Section 8A.

“Series B Director” has the meaning specified in Section 7(b) of Schedule A.

“Series B Holders” means the holders of Series B Preferred Shares, and each, a “Series B Holder”. For the avoidance of doubt, the “Series B Holders” shall include the Series B-1 Holders.

“Series B-1 Holders” has the meaning set forth in the Shareholders Agreement.

“Series B Liquidation Preference” has the meaning specified in Section 2(a)  of Schedule A.

“Series B Preferred Shares” means the series B convertible, redeemable, preference shares, with a par value of US$0.000005, designated as such in the Memorandum with the rights, privileges, restrictions and conditions, set out therein.

“Series B Purchase Agreements” the First Series B Purchase Agreement and the Second Series B Purchase Agreements.

“Share” has the meaning specified in Article 7A and may also be referenced as “share” and includes any fraction of a share.

“Shareholders Agreement” means the Shareholders Agreement of the Company dated January 28, 2021 entered into by and among the Company, certain PRC Subsidiaries, certain Offshore Subsidiaries, certain Preferred Holders, and other parties thereto.

“Special Resolution” except as otherwise provided by these Articles, has the same meaning as in the Statute and includes a resolution approved in writing by all Members as described therein, subject to Section 6 of Schedule A.

“Statute” means the Companies Act (as amended and restated from time to time) of the Cayman Islands, and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary” or “subsidiary” means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%)of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with US GAAP or IFRS, as appropriate, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Offshore Subsidiaries and the PRC Subsidiaries and any Subsidiary to be established from time to time.

“Transaction Documents” means the Series B Purchase Agreements, the Shareholders Agreement and all documents, including but without limitation to these Articles, and any ancillary agreements signed together with each Series B Purchase Agreement referred to or contemplated under such Series B Purchase Agreement.

“US GAAP” means the generally accepted accounting principles in the United States of America.

“Yisheng HK” means YishengBio (Hong Kong) Holdings Limited (依生生物科技 (香港) 控股有限公司), a company duly incorporated and validly existing under the laws of Hong Kong.

“Yisheng Singapore” means Yisheng Biopharma (Singapore) Pte. Ltd., a company duly incorporated and validly existing under the laws of Singapore.

“Yisheng US” means Yisheng US Biopharma Inc., a company duly incorporated and validly existing under the laws of the United States of America.

“Yisheng Parties” has the meaning set forth in the Shareholders Agreement.

“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

Words importing the singular number also include the plural number and vice-versa.

Words importing the masculine gender also include the feminine gender and vice-versa. The term “day” means “calendar day”.

Any requirements as to delivery under the Articles include delivery in the form of an Electronic Record.

Any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act.

Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	The Company shall maintain a register of its Members. A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. Share certificates shall be signed by one or more Directors or other persons authorized by the Directors. The Directors may authorize certificates to be issued with the Seal and authorized signature(s) affixed by mechanical process. The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled.

5.	Notwithstanding Article 4 of these Articles, if a share certificate is defaced, lost, stolen, or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such lesser sum and on such terms (if any) as the Directors may reasonably prescribe to indemnify the Company from any loss incurred by it in connection with such certificate, including the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.	Subject to the provisions, if any, in the Memorandum of Association and in these Articles (including but not limited to Schedule A), to any direction that may be given by the Company in a general meeting, the right of first offer under the Shareholders Agreement, and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares, warrants, coupons or certificates in bearer form.

CLASSES, NUMBER AND PAR VALUE OF THE SHARES

7A.	At the date of the adoption of these Articles the authorized share capital of the Company is US$50,000.00, divided into 9,850,000,000 ordinary shares, par value US$0.000005 per share (the “Ordinary Shares”), 50,000,000 series A preferred shares, par value US$0.000005 per share (the “Series A Preferred Shares”), and 100,000,000 series B preferred shares, par value US$0.000005 per share (the “Series B Preferred Shares”). The Ordinary Shares, the Series A Preferred Shares and the Series B Preferred Shares are collectively referred to herein as the “Shares”. The rights, preferences and restrictions of the Preferred Shares are set forth in Schedule A to these Articles.

TRANSFER OF SHARES

7B.	The Company will not register transfers of shares that are not made in accordance with these Articles (including Schedule A). The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor, and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

REDEMPTION AND PURCHASE OF SHARES

8.	(i)	Subject to the provisions of the Statute, the Memorandum and these Articles (including without limitation Schedule A), shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by resolution determine.

(ii)	Subject to the provisions of the Statute, the Memorandum and these Articles (including without limitation Schedule A), the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorized by the Company in general meeting (unless the redemption is in respect of the Preferred Shares in accordance with Schedule A to these Articles), and may make payment therefor in any manner authorized by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

9.	Subject to Schedule A, if at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may not, whether or not the Company is being wound-up, be varied without the consent in writing of the holders of at least a majority of the issued shares of that class or series, or without the sanction of a special resolution passed at a general meeting of the holders of the shares of that class or series.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one (1) person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

10.	Subject to Schedule A, the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

11.	Subject to the provisions of the Statute and these Articles (including but not limited to Schedule A), the Company may (i) pay a commercially reasonable commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company, which commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other and (ii) pay, on any issue of shares, such brokerage fees as may be lawful and commercially reasonable.

NON-RECOGNITION OF TRUSTS

12.	No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof), any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

REGISTRATION OF EMPOWERING INSTRUMENTS

13.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, or other instrument.

TRANSMISSION OF SHARES

14.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

15.	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and, subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be. If the person so becoming entitled shall elect to be registered himself as holder, such person shall deliver or send to the Company a notice in writing signed by such person so stating such election.

16.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by voluntary transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF
CAPITAL& CHANGE OF LOCATION OF REGISTERED OFFICE

17.	(a) Subject to the provisions of the Statute and these Articles (including but not limited to Schedule A), the Company may from time to time alter or amend its Memorandum with respect to any objects, powers or other matters specified therein to:

(i)	by Special Resolution increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	by Special Resolution consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by Special Resolution divide or subdivide all or any of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value;

(iv)	by Special Resolution cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to transfer, transmission, and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute and these Articles (including but not limited to Schedule A), the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute and these Articles (including but not limited to Schedule A), the Company may by resolution of the Directors change the location of its registered office.

FIXING RECORD DATE

18.	The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to attend or vote at a meeting of the Members. For the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

19.	If no record date is fixed for the determination of Members entitled to notice of or to attend or vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to attend or receive notice of, attend or vote at any meeting of Members has been made as provided in this Article 19, such determination shall apply to any adjournment thereof.

GENERAL MEETING

20.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

21.	The Company may hold a general meeting as its annual general meeting but shall not (unless required by Statute) be obliged to hold an annual general meeting. The annual general meeting, if held, shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the principal executive offices of the Company on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

22.	The Directors may call general meetings, and they shall, on the requisition of Members of the Company holding at the date of deposit of the requisition not less than ten percent (10%) of the paid up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company.

23.	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

24.	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing not less than a majority of the aggregate voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

25.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

26.	At least five (5) days’ notice shall be given of an annual general meeting and at least twenty (20) days’ notice shall be given of any other general meeting unless such notice is waived either before, at or after such annual or other general meeting (a) in the case of a general meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat or their proxies; and (b) in the case of any other general meeting, by holders of not less than the minimum number of Shares required to approve the actions submitted to the Members for approval at such meeting, or their proxies (collectively, the “Required Consenters”). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned; provided that any general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Articles 21-25 have been complied with, be deemed to have been duly convened if it is so agreed by the Required Consenters.

PROCEEDINGS AT GENERAL MEETINGS

27.	No business shall be transacted at any general meeting unless a quorum of Members is present throughout the meeting. The holders of at least fifty percent (50%) of the aggregate voting power of all of the shares (on an as-converted basis) entitled to notice of and to attend and vote at such general meeting, including the Majority Preferred Holders, present in person or by proxy or if a company or other non-natural person by its duly authorized representative shall be a quorum.

28.	A person shall be deemed to be present at a general meeting if he participates by telephone or other electronic means and all persons participating in the meeting are able to hear each other.

29.	An action that may be taken by the members at a meeting may also be taken by a resolution of all members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more members.

30.	If within thirty (30) minutes from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

31.	The chairman, if any, of the Board shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the members present shall elect one (1) of their number to be chairman of the meeting.

32.	The chairman may, with the consent of any general meeting duly constituted hereunder at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

33.	At any general meeting, a resolution put to the vote of the meeting shall be decided by the vote of the requisite majority pursuant to a poll of the Members. Unless otherwise required by Statute or these Articles, such requisite majority shall be a simple majority of votes cast.

VOTES OF MEMBERS

34.	Subject to these Articles (including but not limited to Schedule A), every Member of record present or, by proxy or, if such Member is a corporation or other non-natural person, such Member is present by its duly authorized representative, shall have one (1) vote for each share registered in his name in the register of Members.

35.	In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

36.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis, or other person may vote by proxy.

37.	No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

38.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the determination of the chairman of the general meeting to be exercised in his or her reasonable discretion.

39.	Votes may be given either personally or by proxy.

PROXIES

40.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

41.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting.

42.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

43.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

44.	Any corporation which is a Member of record of the Company may in accordance with its articles or other governing documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

SHARES THAT MAY NOT BE VOTED

45.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

46.	There shall be a Board consisting of not more than nine (9) persons (the “Maximum Number”) appointed pursuant to Schedule A, unless increased or decreased by an amendment to these Articles and with the consent required pursuant to Schedule A. Any Director may appoint an Alternate Director with the same power and exercise the same authority on behalf of the Director in his stead. A Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

47.	Directors shall be entitled to be reimbursed for traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other. Subject to these Articles (including but not limited to Schedule A), the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director.

48.	Subject to these Articles (including but not limited to Schedule A), a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

49.	Subject to these Articles (including but not limited to Schedule A), a Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

50.	A shareholder qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

51.	Subject to these Articles (including but not limited to Schedule A), a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

52.	Subject to restrictions set forth in these Articles (including but not limited to Schedule A), no person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to counted as quorum and vote in respect of any contract or transaction in which he is interested; provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

53.	A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 52 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

POWERS AND DUTIES OF DIRECTORS

54.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not inconsistent, from time to time by the Statute, or by these Articles, or as may be prescribed by the Company in general meeting provided that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made, and provided further that, for the avoidance of doubt and without limiting the generality of the foregoing, the Directors shall undertake none of those acts described in Section 6 of Schedule A or in Article 9 without the prior approval therein required.

55.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

56.	All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

57.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

58.	Subject to these Articles (including but not limited to Schedule A), the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

59.	Subject to these Articles (including but not limited to Schedule A), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue Debentures whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

60.	Subject to these Articles (including but not limited to Schedule A):

(a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Directors from time to time and at any time may establish any committees (including a compensation committee and audit committee), local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Directors from time to time and at any time may delegate to any such committee (including a compensation committee and audit committee), local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

PROCEEDINGS OF DIRECTORS

61.	Subject to these Articles (including but not limited to Schedule A), the Directors shall meet together at least quarterly in accordance with an agreed upon schedule (unless otherwise agreed by a vote of all the directors) for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, and questions arising at any meeting shall be decided by the affirmative vote of at least a simple majority of the Directors at a Board meeting (including affirmative vote of the Series A Director), with each having one (1) vote.

62.	A Director may, and the secretary of the Company on the requisition of a Director, shall, at any time, summon a meeting of the Directors by at least five (5) days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered; provided that notice is given pursuant to Articles 91 - 95; provided further that notice may be waived on behalf of all of the Directors before, after, or at the meeting by the vote or consent of all the Directors.

63.	The quorum necessary for the transaction of business of the Directors is three (3) Directors, including the Series A Director; provided, however, if such quorum cannot be obtained in two (2) consecutive meetings of Directors due to the failure of the Series A Director to attend such meetings of Directors, then the attendance of any three (3) directors at the next duly called meeting of Directors shall constitute a quorum. For the purposes of this Article 63 a proxy appointed by a Director shall only be counted in a quorum at a meeting at which the Director appointing him is not present.

64.	[Reserved].

65.	The Directors may elect a chairman of their board and determine the period for which he is to hold office, but if no such chairman is elected, or if at any meeting the chairman is not present, the Directors present may choose one of their numbers to be chairman of the meeting.

66.	Subject to these Articles (including but not limited to Schedule A), the Directors may delegate any of their powers (subject to any limitations imposed on the Directors) to committees consisting of such member or members of the Board as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors and by these Articles (including but not limited to Schedule A). A committee may meet and adjourn as it thinks proper. Questions arising at any committee meeting shall be determined by a majority of votes of the members present.

67.	The Company shall provide that members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting; provided that a meeting of a Board or committee shall not be valid if the Company does not make such means of participation reasonably available to the members thereof.

68.	A resolution in writing (in one or more counterparts), signed by at least a simple majority of the Directors at a Board (including affirmative vote of the Series A Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held, provided that the Company shall notify every Director of such resolution by at least five (5) days’ written notice prior to the signature of the resolution.

69.	A Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director. The provisions of Articles 40 – 43 shall apply, mutatis mutandis, to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

70.	The office of a Director shall be vacated if he or she gives notice in writing to the Company that he or she resigns the office of Director, if he or she dies or if he or she is found a lunatic or becomes of unsound mind, and such vacated office may be filled only pursuant to Article 71, 72 or 73, as applicable.

APPOINTMENT AND REMOVAL OF DIRECTORS

71.	The Directors shall be elected and removed in accordance with Section 7 of Schedule A to these Articles.

72.	Subject to Schedule A, any vacancy on the Board occurring because of the death, resignation or removal of a Director elected by the holders of any class or series of shares shall be filled by the vote or written consent of the holders of a majority of the shares of such class or series of shares.

PRESUMPTION OF ASSENT

73.	A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

74.	The Company may, if the Directors so determine, have a Seal which shall, subject to this Article 74, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by at least one (1) person who shall be either a Director or the secretary or secretary-treasurer or some person appointed by the Directors for the purpose. The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used. A Director, secretary or other duly authorized officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

75.	The Company may have a president, a secretary or secretary-treasurer appointed by the directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

76.	Subject to the Statute and the provisions of these Articles (including but not limited to Schedule A), the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor.

77.	Subject to the Statute and the provisions of these Articles (including but not limited to Schedule A), the Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

78.	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

79.	Subject to the rights of persons, if any, with shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article 79 as paid on the share.

80.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

81.	Subject to these Articles (including but not limited to Schedule A), the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares or Debentures of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

82.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

83.	No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

84.	Subject to these Articles (including but not limited to Schedule A), and save and except for the allotment and issue of Adjustment Shares and payment of par value under Section 5(b) of Schedule A to these Articles, upon the recommendation of the Board, the Members may by Special resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). Subject to these Articles (including but not limited to Schedule A), the Directors may authorize any person to enter into, on behalf of all of the Members interested, an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and legally binding on all concerned.

BOOKS OF ACCOUNT

85.	The Directors shall cause proper books of account to be kept with respect to:

(a)	All sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	All sales and purchases of goods by the Company; and

(c)	The assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Company shall cause all books of account to be maintained for a minimum period of five years from the date on which they were prepared.

86.	Subject to any agreement binding on the Company, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Company.

87.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

88.	Subject to these Articles (including but not limited to Schedule A), the Board may at any time appoint or remove an Auditor or Auditors of the Company who shall hold office for a period specified by the Board.

89.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

90.	Auditors shall, following their appointment and at any other time during their term of office, upon request of the Directors, make a report on the accounts of the Company during their tenure of office.

NOTICES

91.	Notices shall be in writing and may be given by the Company or any person entitled to give notice to any Member either personally or by sending it by next-day or second- day courier service, fax, electronic mail or similar means to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address is outside the Cayman Islands.

92.	(a) Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, prepaying and sending by next-day or second-day service through an internationally- recognized courier a letter containing the notice, with a confirmation of delivery, and by two (2) days having passed after the letter containing the same is sent as aforesaid.

(b)	Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected on the same day that it has been properly addressed and sent through a transmitting organization, with a reasonable confirmation of delivery.

93.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

94.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it, subject to Articles 92 and 93, to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

95.	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings pursuant to these Articles.

WINDING UP

96.	If the Company shall be wound up, any liquidator must be approved by a Special Resolution (subject to the provisions of Schedule A).

97.	If the Company shall be wound up, the assets available for distribution amongst the Members shall be distributed in accordance with Section 2 of Schedule A; provided that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY

98.	(a) To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or willful default of such Director or officer or trustee.

(b)           To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default respectively.

FINANCIAL YEAR

99.	Unless a majority of the Board agrees otherwise (which majority must include the Series A Director if there is any Series A Director) the financial year of the Company shall end on March 31 in each year and, following the year of incorporation, shall begin on April 1 in each year.

TRANSFER BY WAY OF CONTINUATION

100.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of (i) a Special Resolution and (ii) the holders of a majority of the then outstanding Preferred Shares including the Majority Preferred Holders’ affirmative vote (voting together as a separate class on an as-converted basis), have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

LIEN ON SHARES

101.	The Company shall have a first and paramount lien and charge on all shares (to the extent not fully paid-up) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company in relation to such unpaid capital by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

102.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

103.	To give effect to any such sale, the Directors may authorise the transfer of shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

104.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

105.	(a) The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

106.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the Persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

107.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

108.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

FORFEITURE OF SHARES

109.	(a) If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of any part of the call, installment or payment that is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors see fit.

110.	A Person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

111.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all Persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the Person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

112.	The provisions of these Articles as to forfeiture shall apply in the case of nonpayment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

AMENDMENTS OF ARTICLES

113.	Subject to the Statute and these Articles (including but not limited to Schedule A) , the Company may at any time and from time to time by Special Resolution alter or amend these Articles wholly or partly.

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SCHEDULE A

The holders of the Preferred Shares and Ordinary Shares shall, in addition to any other rights conferred on them under these Memorandum and Articles of Association have the following rights. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Shareholders Agreement.

1.             Dividends

(i) No dividends, whether in cash in property, or shares of the Company or otherwise, shall be declared or paid on any other shares during any previous or current fiscal year of the Company unless and until a dividend in like or greater amount has first been declared or paid on each outstanding Series B Preferred Shares (on as-if-converted basis); (ii) no dividends, whether in cash in property, or shares of the Company or otherwise, shall be declared or paid on any other shares (other than the Series B Preferred Shares) during any previous or current fiscal year of the Company unless and until a dividend in like or greater amount has been declared or paid on each outstanding Series A Preferred Share (on an as-if-converted basis). The Board may fix a record date for the determination of the Preferred Holders entitled to receive payment of such dividends, which record date shall not be more than sixty (60) days prior to the applicable dividend payment date. All accrued and unpaid dividends, if any shall, to the extent funds are legally available therefor and subject to the Company being able to pay its debts as they fall due and the value of the Company’s assets exceeding its liabilities immediately after any payment of such dividends, be mandatorily paid upon the earlier to occur of (i) a Liquidation Event, (ii) an optional conversion of the Preferred Shares pursuant to Section 4 below, (iii) an automatic conversion of the Preferred Shares pursuant to Section 4(a) below and (iv) a redemption of the Preferred Shares pursuant to Section 5 below.

2.             Liquidation Preference

(a)	Liquidation Preferences. Upon any liquidation, dissolution or winding up of the Company, either voluntary or involuntary (a “Liquidation Event”), or a Deemed Liquidation Event, the assets of the Company available for distribution shall be distributed in the following order: (i) each Series B Holder shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the Series A Holders and Ordinary Holders, an amount per Series B Preferred Share held by such Series B Holder equal to the applicable Original Series B Issue Price plus a single interest at the rate of 8% of the applicable Original Series B Issue Price on an annum basis accumulated from the Original Series B Issue Date to the date such Series B Holder actually receives such repayment, plus all declared and accrued but unpaid dividends on each such Series B Preferred Share (collectively, the “Series B Liquidation Preference”); if the assets available to be distributed among the Series B Holders shall be insufficient to permit the payment to such holders, then the assets of the Company legally available for distribution shall be all distributed to the Series B Holders that would otherwise be respectively qualified therefor and entitled thereon such Series B Liquidation Preference on a pro rata basis; (ii) after full payment of the Series B Liquidation Preference, each Series A Holder shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the Ordinary Holders, an amount per Series A Preferred Share held by such Series A Holder equal to the applicable Original Series A Issue Price plus a single interest at the rate of 8% of the applicable Original Series A Issue Price on an annum basis accumulated from the applicable Original Series A Issue Date to the date such Series A Holder actually receives such repayment, plus all declared and accrued but unpaid dividends on each such Series A Preferred Share (collectively, the “Series A Liquidation Preference”, together with the Series B Liquidation Preference, the “Liquidation Preference”); if the assets available to be distributed among the Series A Holders shall be insufficient to permit the payment to such holders, then the assets of the Company legally available for distribution shall be all distributed to the Series A Holders that would otherwise be respectively qualified therefor and entitled thereon such Series A Liquidation Preference on a pro rata basis; (iii) if there are assets of the Company available for distribution after payment of the Liquidation Preference referred to in clauses (i) and (ii) above, the remaining assets of the Company available for distribution to the Shareholders shall be distributed ratably among the Ordinary Holders and Preferred Holders on an as-converted basis.

For purpose of this Section 2(a), a “Deemed Liquidation Event” means (i) a merger, consolidation or other business combination of the Company with or into any other business entity in which the shareholders of the Company immediately after such merger, consolidation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity, (ii) the sale, lease, transfer or other disposition of all or substantially all of the Company’s assets (including the sale or exclusive licensing of substantially all of the intellectual property assets of the Company to a third party) or (iii) the sale of a majority of the outstanding voting securities of the Company.

(b)	In the event the Company proposes to distribute assets other than cash in connection with any Liquidation Event or Deemed Liquidation Event, the value of the assets to be distributed to the Preferred Holders and the Ordinary Holders shall be determined in good faith by the Board including the affirmative votes from both of the Preferred Directors, or by a liquidator if one is appointed. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board (including affirmative votes of both of the Preferred Directors).

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above to reflect the fair market value thereof as determined in good faith by the Board including the affirmative votes from both of the Preferred Directors, or by a liquidator if one is appointed. The Majority Preferred Holders shall have the right to challenge any determination by the Board of fair market value pursuant to this Section, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board including the consent of both of the Preferred Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

3.             Voting Rights

Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company: (i) the holder of each Ordinary Share issued and outstanding shall have one (1) vote in respect of each Ordinary Share held, and (ii) the holder of each Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such Preferred Share is convertible in respect of each Preferred Share held immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Subject to provisions to the contrary elsewhere in the Memorandum and these Articles, or as required by the Statute, the Preferred Holders shall vote together with the Ordinary Holders, and not as a separate class or series, on all matters put before the Shareholders.

4.             Conversion Rights

Unless converted earlier pursuant to Section 4(a) below, each Preferred Holder shall have the right, at such holder’s sole discretion, to convert all or any portion of such Preferred Shares at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares based on the Applicable Conversion Price. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Preferred Share shall be the quotient of the applicable Original Series A Issue Price or Original Series B Issue Price divided by the then effective Applicable Conversion Price, resulting in an initial conversion ratio for the Preferred Shares of 1:1.

(a)	Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares, at the Applicable Conversion Price, (i) upon the closing of a Qualified IPO or (ii) with respect to the Series A Preferred Shares held by Fidelity, upon the date specified by written consent of Fidelity, or (iii) with respect to the Series A Preferred Shares held by the Series A-1 Holders, upon the date specified by written consent or agreement of more than 50% of the Series A Preferred Shares held by the Series A-1 Holders, or (iii) with respect to the Series B Preferred Shares, upon the date specified by written consent or agreement of the Majority Series B Holders, voting together as a single class on an as-converted basis. In the event of the automatic conversion of the Preferred Shares upon a Qualified IPO as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such Qualified IPO.

(b)	Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Applicable Conversion Price for the Preferred Shares in question. Before any Preferred Holder shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company o r of any transfer agent for the Preferred Shares and shall give written notice to the Company at such office that he elects to convert the same. The Company shall effect such conversion by the redemption and cancellation of the Preferred Shares to be converted followed by the allotment and issuance of such number of Ordinary Shares receivable upon such conversion. The Company shall, as soon as practicable thereafter, update its register of members and issue and deliver at such office to such Preferred Holder a certificate or certificates for the number of Ordinary Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date. The Directors may effect conversion in any manner permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Preferred Shares and applying the proceeds towards the issue of the relevant number of new Ordinary Shares.

(c)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Shares, and if at any time the number of authorized but unissued Ordinary shares shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Shares, in addition to such other remedies as shall be available to the Preferred Holders, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(d)	Adjustments to Applicable Conversion Price.

(1)	Special Definitions. For purposes of this Section 4(d), the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)	“Original Issue Date” means to each Preferred Holder, the date on which the Preferred Share was first issued to or purchased by such Preferred Holder;

(iii)	“Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iv)	“Additional Ordinary Shares” shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Section 4(d)(3), deemed to be issued) by the Company after the Original Issue Date, other than:

(A)	any Ordinary Shares or Series A Preferred Shares issued under or pursuant to the Reorganization;

(B)	any Series B Preferred Shares issued under the Series B Purchase Agreements and any Ordinary Shares issued upon the conversion thereof;

(C)	up to 35,000,000 number of Ordinary Shares (including any of such shares which are repurchased) reserved under the ESOP;

(D)	securities issued as a share split, share dividend or distribution on the Preferred Shares or any event for which adjustment is made pursuant to Section 4(d)(7) or 4(d)(8) hereof;

(E)	any securities issued upon the exercise, conversion or exchange of any outstanding exercisable, convertible or exchangeable security;

(F)	any securities issued pursuant to a Qualified IPO;

(G)	any securities issued in connection with bank financing, equipment leasing arrangements and strategic alliance approved by the Board (including the affirmative votes of both of the Preferred Directors);

(H)	any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) more of the equity ownership or voting power of such other corporation or entity, as approved by the Majority Preferred Holders; and

(I)	securities of the Company which are otherwise excluded by the unanimous written consent of the Board (the foregoing clauses (A) to (I), inclusive, the “Exempted Issuances”).

(2)	No Adjustment to Applicable Conversion Price. No adjustment in the Applicable Conversion Price for any Preferred Shares shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Applicable Conversion Price applicable to such Preferred Shares in effect on the date of and immediately prior to such issuance or such purchase in a secondary sale.

(3)	Deemed Issuance of Additional Ordinary Shares. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to Section 4(d)(3)(ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued with respect to any Preferred Share unless the consideration per share (determined pursuant to Section 4(d)(6) hereof) of such Additional Ordinary Shares would be less than the Applicable Conversion Price for such share in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)	no further adjustment to the Applicable Conversion Price for such share shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such options or conversion or exchange of such Convertible Securities;

(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Applicable Conversion Price for such share computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Applicable Conversion Price for such share computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised.

No readjustment pursuant to Section 4(d)(3)(ii) or Section 4(d)(3)(iii) above shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price on the original adjustment date, or (ii) the Applicable Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and in the case of any Options which expire by their terms not more than 30 days after the date of issuance thereof, no adjustment of the Applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in Section 4(d)(3)(iii) above.

(4)	Sale of Shares Below the Conversion Price. In the event that the Company shall issue any Additional Ordinary Shares (including those deemed to be issued pursuant to Section 4(d)(3)) at a subscription price per Ordinary Share (on an as-converted basis) less than the Applicable Conversion Price (as adjusted from time to time) in effect on the date of and immediately prior to such issuance (a “Dilutive Event”), then the Applicable Conversion Price shall be reduced, concurrently with such issuance, to a price determined as set forth below. The mathematical formula for determining the adjusted Applicable Conversion Price is as follows and is subject to the more detailed textual description set forth thereafter:

CP2 = CP1 * (A + B)/(A + C)

WHERE:

CP2 = adjusted Applicable Conversion Price

CP1 = old Applicable Conversion Price

A = the number of outstanding Ordinary Shares immediately before the Additional Ordinary Shares are issued or sold

B = the total consideration received for the issuance or sale of Additional Ordinary Shares dividing by CP1.

C = the number of Additional Ordinary Shares issued or sold

The newly adjusted Applicable Conversion Price shall be the amount equal to the price determined by multiplying the old Applicable Conversion Price by a fraction

(i)	the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Ordinary Shares would purchase at the old Applicable Conversion Price; and

(ii)	the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of such Additional Ordinary Shares so issued;

(iii)	provided that for the purposes of this Section 4(d)(4), all Ordinary Shares issuable upon conversion of outstanding Preferred Shares and outstanding Convertible Securities or exercise of outstanding Options shall be deemed to be outstanding.

(5)	[Reserved]

(6)	Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in Section 4(d)(6) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends and before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with such issuance;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board (including both the Preferred Directors); provided, however, that no value shall be attributed to any services performed by any employee, officer or Director of the Company; and

(C)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in Section 4(d)(6)(i)(A) and Section 4(d)(6)(i)(B) above, as determined in good faith by the Board (including both of the Preferred Directors).

(ii)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Section 4(d)(3), relating to Options and Convertible Securities, shall be determined by dividing

(A)	the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion exchange of such Convertible Securities.

(7)	Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Applicable Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Applicable Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(8)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of the Ordinary Holders entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the Preferred Holders shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Section 4(d) with respect to the rights of the holders of the Preferred Shares.

(9)	Adjustments for Reclassification, Exchange and Substitution. Subject to Liquidation Preference section above, if the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(10)	Adjustments for Reorganizations, Mergers and Consolidations. If at any time the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), provision shall be made so that, upon conversion of any Preferred Shares, each Preferred Holder shall receive the kind and amount of shares and other Securities and property which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other Securities or property, in accordance with any terms applicable thereto, provided that no adjustment shall be made if such a consolidation, merger or amalgamation has been duly approved by the Board (including the affirmative votes of both of the Preferred Directors).

(11)	No Impairment. The Company will not, by the amendment of its memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Section 4(d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Preferred Holders against impairment.

(12)	Other Dilutive Events. In case any event shall occur as to which the other provisions of this Section 4(d) are not strictly applicable, but the failure to make any adjustment to the Conversion Price applicable to any Preferred Holder would not fairly protect the conversion rights of such Preferred Holder in accordance with the essential intent and principles hereof, then, in each such case, the Board and the Majority Preferred Holders, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Section 4(d), necessary to preserve, without dilution, the conversion rights of such Preferred Shares. If the Board and the Majority Preferred Holders are not able to agree on an appropriate adjustment, the Company shall appoint an internationally recognized investment banking firm chosen jointly by the Board and the Majority Preferred Holders, which shall give their opinion as to the appropriate adjustment, if any, on the basis described above. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Preferred Holders and shall make the adjustments described therein.

(13)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to Section 4(d), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Preferred Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Preferred Holder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Applicable Conversion Price at the time in effect, and (iii) the number of ordinary shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Shares.

(14)	Miscellaneous.

(i)	All calculations under this Section 4(d) shall be made to the nearest one hundredth (1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)	The Majority Preferred Holders shall have the right to challenge any determination by the Board of fair value pursuant to this Section 4(d), in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(iii)	No adjustment in the Applicable Conversion Price need be made if such adjustment would result in a change in such Applicable Conversion Price of less than nominal value of the share of the Company. Any adjustment of less than nominal value which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of nominal value or more in such Applicable Conversion Price.

5.	Redemption

(a)	(i) Subject to the provisions of the Statute and the Memorandum, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by resolution determine and subject to obtaining the consent of the Majority Preferred Holders, except that the Preferred Holders may exercise their respective redemption rights in accordance with this Section 5.

(ii)	Subject to the provisions of the Statute and the Memorandum, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner and terms of purchase has first been authorized by the Company in general meeting and subject to obtaining the consent of the Majority Preferred Holders, and may make payment therefore in any manner authorized by the Statute, including out of capital.

(iii)	Notwithstanding any provisions to the contrary in this Schedule A, the Preferred Shares shall be redeemable at the option of any Preferred Holder as provided herein:

(A1)	Series B Optional Redemption Date. With respect to any Series B Preferred Shares, at any time following:

(1)	the Original Series B Issue Date, if a material default or breach by any Group Company or the Founder or any Ordinary Holder of any of its/his representations, warranties, covenants and obligations under any of the Transaction Documents has occurred, and if such breach is curable, such default or breach remains uncured for thirty (30) calendar days after a Series B Holder gives a written request to the Company;

(2)	the third (3rd) anniversary of the Original Series B Issue Date, if a Qualified IPO is not achieved;

(3)	the Founder ceases to be employed by or provide service to any of the Group Company on a full-time basis; or

(4)	exercise of redemption rights by any other Shareholders,

at the written request to the Company made by any Series B Holder, such holder may require that the Company redeem all or any less portion of the Series B Preferred Shares held by such holder, in accordance with the following terms.

(A2)	Series A Optional Redemption Date. With respect to any Series A Preferred Shares, at any time following:

(1)	the applicable Original Series A Issue Date, if a material default or breach by any Group Company or any Ordinary Holder of any of its/his representations, warranties, covenants and obligations under any of the Old Cayman Series A Purchase Agreement, the shareholders agreement of the Old Cayman, the Shareholders Agreement and the Memorandum and these Articles has occurred, and if such breach is curable, such default or breach remains uncured for thirty (30) calendar days after the holders of a majority of the then outstanding Series A Preferred Shares give a written request to the Company;

(2)	(a) in respect of the Series A Preferred Shares held by Fidelity, January 28, 2021, provided however that during the eighteen (18) months period after January 28, 2021, Fidelity shall not exercise its redemption rights pursuant to this sub-paragraph (2) if the Company is still actively preparing for a Qualified IPO (for the avoidance of doubt, the Company shall not be considered as actively preparing for a Qualified IPO if (x) its listing application has lapsed or has been returned or rejected by the relevant stock exchange; or (y) it has submitted to the relevant stock exchange a notice of withdrawal of its listing application);

(b) in respect of the Series A Preferred Shares held by the Series A-1 Holders, at any time following the third (3rd) anniversary of January 28, 2021, if a Qualified IPO is not achieved; or

(3)	Founder ceases to be employed by or provide service to any of the Group Company,

at the written request to the Company made by any Series A Holder, such holder may require that the Company redeem all or any less portion of the Series A Preferred Shares held by such holder, in accordance with the following terms.

Following receipt of the request for redemption from such holder of the Series B Preferred Shares or the Series A Preferred Shares, the Company shall within fifteen (15) Business Days give written notice (the “Redemption Notice”) to each holder of record of a Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that certain Preferred Holder (the “Redemption Holder”) has elected redemption of certain number of its Preferred Shares pursuant to the provisions of this Section 5(a)(iii) of Schedule A, shall specify the redemption date (the “Redemption Date”). Subject to Section 5(b), each Series B Holder shall have the right to have its Series B Preferred Shares redeemed on such Redemption Date together with the Series B Holder or Series A Holder that delivered the Redemption Notice subject to this Section 5 of Schedule A. Subject to Section 5(b), each holder of Series A Preferred Shares shall have the right to have its Series A Preferred Shares redeemed on such Redemption Date together with the holder of Series A Preferred Shares that delivered the Redemption Notice subject to this Section 5 of Schedule A.

Notwithstanding anything to the contrary in the Series A Transfer and Sale Agreement, these Articles and the Shareholders Agreement, the Company agrees to provide written notice (the “Piggyback Redemption Notice”) to each Series A-1 Holder as soon as practicable if and when Fidelity exercises its redemption right pursuant to Section 5 of Schedule A within four (4) years after September 4, 2020, and each such Series A-1 Holder shall have the right, but not the obligation, exercisable in its sole discretion, to require the Company to redeem all or portion of the Shares held by such Series A-1 Holder on a pari passu and pro rata basis with Fidelity and among themselves in accordance with Section 5(a)(iii)(B)(1)(ii) herein, by delivering a written notice to the Company within ten (10) days following the Piggyback Redemption Notice.

(B)	Redemption Price. The redemption price (the “Redemption Price”) for each Preferred Share redeemed pursuant to this Section 5(a)(iii) of Schedule A shall be equal to a total of

(1)	an amount determined in accordance with the following formula:

(A) in respect of Fidelity, the applicable Original Series A Issue Price * (1.17)^N;

(B) in respect of Series A-1 Holders, the applicable Original Series A Issue Price*(1.08)^N;

(C) in respect of Series B Holders, the applicable Original Series B Issue Price *(1+0.08*N)

N shall mean, in respect of each Preferred Holder, a fraction where the numerator is the number of days from the date of the applicable Original Series A Issue Date (with respect to the Series A Preferred Shares) and the Original Series B Issue Date (with respect to the Series B Preferred Shares) until and including the date of receipt by the holders thereof of the full Redemption Price and the denominator is 365;

(2)	all declared or accrued but unpaid dividends to such Preferred Share calculated up to and including the date of receipt by the holder thereof of the full Redemption Price.

(C)	Procedure. Upon delivery of the Redemption Notice, the aggregate Redemption Price to be paid by the Company as provided in Section 5(a)(iii)(B) shall be immediately converted into a debt payable by the Company to the owner of such Preferred Shares. The closing (the “Redemption Closing”) of the redemption of any Preferred Shares pursuant to this Section 5(a)(iii) of Schedule A will take place no later than six (6) months from the date of the Redemption Notice at the principal office of the Company, or such other date or other place as Fidelity (as for Series A Preferred Shares held by Fidelity) or more than 50% of the Series A Preferred Shares held by the Series A-1 Holders (as for Series A Preferred Shares held by Series A-1 Holders) or the Majority Series B Holders (as for Series B Preferred Shares) and the Company may mutually agree in writing. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem each Preferred Share by paying in cash therefor the Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share. From and after the Redemption Closing, subject to and conditioned on the Company’s payment of the Redemption Price in full, all rights of the holder of such Preferred Share (except the right to receive the Redemption Price therefor) will cease with respect to such Preferred Share, and such Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(b)	Insufficient Funds. If the Company’s assets or funds which are legally available are insufficient to pay in full all redemption payments to be paid at the Redemption Closing, or if the Company is otherwise prohibited by applicable law from making such redemption, notwithstanding anything to the contrary, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date in the following preferential sequence: (i) Fidelity shall be paid, prior and in preference to any payment or distribution to all other shareholders of the Company, the sum of (x) 100% of the applicable Original Series A Issue Price, (y) 50% of an amount of cash per share sufficient to provide such holder with an return equal to 17% per year calculated on a compounded basis for a period of time commencing from the applicable Original Series A Issue Date and ending on the date of the Redemption Closing, in each case in respect of all of the Series A Preferred Shares held by Fidelity and requested to be redeemed and (z) any declared but unpaid dividends on such Series A Preferred Share; (ii) After the payment has been made in full to Fidelity in accordance with Section 5(b) (i) above, Series B Holders who hold Series B Preferred Shares and have requested for redemption shall be paid, prior and in preference to any payment or distribution to all other shareholders of the Company (other than Fidelity), the sum of (x) 100% of the applicable Original Series B Issue Price, (y) 50% of an amount of cash per share sufficient to provide such holder with an return equal to 8% per year calculated on a single rate basis for a period of time commencing from the applicable Original Series B Issue Date and ending on the date of the Redemption Closing, in each case in respect of all of the Series B Preferred Shares held by Series B Holders and requested to be redeemed and (z) any declared but unpaid dividends on such Series B Preferred Share; and (iii) After settlement in full of relevant redemption payments due to Fidelity and the Series B Holders in accordance with Section 5(b) (i) and 5(b) (ii) above, any remaining assets or funds of the Company shall be paid to all Preferred Holders who requested to be redeemed on a pro rata basis based on the ratio of each such redeeming Preferred Holder’s unpaid redemption amount (i.e., the unpaid portion of the full Redemption Price) to the total relevant unpaid redemption amounts due to all such redeeming Preferred Holders to which they are entitled. Without limiting any rights of the Preferred Holders which are set forth in these Articles and the Shareholders Agreement, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

6.	Acts of the Company.

(a)	Matters Requiring the Approval of Majority Preferred Holders.

For so long as any of the Preferred Shares remains outstanding, in addition to such other limitations as may be provided in these Articles, Sections 2.7 and 7.1 under the Shareholders Agreement or any applicable laws at the competent jurisdiction where the relevant Group Company is incorporated, the Company shall cause the Company and/or any of its Subsidiaries not to (by way of shareholders resolutions, board resolutions or other means), take any of the following actions without the prior approval of the Majority Preferred Holders (and for the purpose of this Section 6, where any of the following acts requires the special resolutions of the Shareholders of the Company in accordance with the Statute of the Cayman Islands and such special resolutions has not been obtained, the Majority Preferred Holders shall have the voting rights equal to all Shareholders who voted in favour of the resolution plus one):

(i)	any amendment of any charter document of any Group Company and/or its Subsidiaries, including but not limited to these Articles;

(ii)	any amendment or change of the rights, preferences or privileges of, or the restrictions provided for the benefit of, the Ordinary Shares and/or the Preferred Shares and/or other equity capital, or any transfer of the equity interest (excluding any Exempt Transfer under Section 9.5 hereof) of any Group Company and/or its Subsidiaries;

(iii)	any action to authorize, create or issue new Shares or new securities of any class or series; any action to reclassify or cancel any outstanding Shares; any action to repurchase or redemption of any equity securities of any Group Company and/or its Subsidiaries; any new issuance of any options, warrants, or other equity securities, excluding an Exempted Issuance;

(iv)	increase or decrease the authorized number of Ordinary Shares or Preferred Shares, excluding the increase of the authorized number of Ordinary Shares or Preferred Shares for the purpose of an Exempted Issuance;

(v)	the adoption or amendment of the ESOP or any other employee equity incentive plans of any Group Company and/or its Subsidiaries, including without limitation, the number of option shares subject to the option to be granted and the vesting schedule;

(vi)	repurchase of the issued and outstanding shares of the Company other than (i) the repurchase of Ordinary Shares pursuant to any repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship with the Company, or (ii) the repurchase of any Preferred Shares by the Company upon exercise of the redemption rights by Preferred Holders in accordance with Section 5(iii) in this Schedule A;

(vii)	declaration, distribution or payment of any dividend, interim or final capitalization of reserves or any other distribution of profits amongst shareholders in any fiscal year or other distribution of the Company;

(viii)	consummation of a Qualified IPO or execution of any underwriting or financing agreements by any Group Company and/or its Subsidiaries;

(ix)	the liquidation, dissolution, winding-up or any scheme of arrangement, reorganization, reconstruction or liquidation exercise concerning any Group Company and/or its Subsidiaries;

(x)	any merger, corporate reorganization or consolidation with or into any other business entity in, or any spin-off or restructuring of by any Group Company and/or its Subsidiaries;

(xi)	any increase, reduction, alteration or cancellation of the authorized or registered or issued share capital of any Group Company and/or its Subsidiaries;

(xii)	sale of all or substantially all of the assets or businesses of any Group Company and/or its Subsidiaries or exclusive license of all or substantially all of the assets of any Group Company and/or its Subsidiaries;

(xiii)	except as contemplated pursuant to the Reorganization, a sale or disposition of all or substantially all of the shares, undertaking, goodwill or assets of any Group Company and/or its Subsidiaries, or a Deemed Liquidation Event;

(xiv)	any action to sell, transfer, license, charge, encumber or otherwise dispose of any trademarks, patents or other material intellectual property held by any Group Company other than in the ordinary course of business;

(xv)	any Group Company and/or its Subsidiaries entering into any material exclusive transactions beyond the ordinary business course which will, in the Majority Preferred Holders’ opinion with written explanations, will significantly impair the value of such Group Company and/or its Subsidiaries;

(xvi)	approval of or adjustments or modifications to the terms of any transactions involving the interests of any director, officer or shareholder of any Group Company, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness or liabilities of any director, officer or shareholder of any Group Company;

(xvii)	any investment, or establishment of any joint venture, branch, Subsidiary, chain store, or partnership by any Group Company;

(xviii)	any change in the number of the Board of Directors; or

(xix)	any change in the Principal Business.

(b)	Matters Requiring the Approval of Series A Director.

For so long as any of the Preferred Shares remains outstanding, the Company shall not, and shall procure that each Group Company and its Subsidiary shall not take, directly or indirectly, without the approval of at least a simple majority of the Board of Directors, including the affirmative vote of the Series A Director:

(i)	any action to borrow any money or obtain any financial facilities except pursuant to trade facilities obtained from banks or other financial institutions in the ordinary course of business not exceeding US$5,000,000 in any single transaction or US$10,000,000 in any twelve (12) month period;

(ii)	any investment or other commitment in equity interests or equivalent, acquisition of any share capital or other securities of any entity by any Group Company in excess of US$5,000,000 in any twelve (12) month period;

(iii)	determination, altering or implementation of the terms of any incentive or profit sharing plan or scheme or any employee share option or share participation plan or scheme, including without limitation, the grantees for the options and the exercise price, except that the Group Company may continue to grant non-equity bonus to its employees, advisors or consultants consistent with the industry practice;

(iv)	appointment and removal of auditors of any Group Company or any material change in the accounting and financial policies of any Group Company or change of fiscal or financial year end of any Group Company;

(v)	approval and amendment of the annual business plans and budgets of the Company;

(vi)	establishment of any sub-committee of the Board and the composition of such sub-committee(s) except for any sub-committee(s) specified in the Shareholders Agreement;

(vii)	disposal or dilution of any Group Company’s interest in more than 25% of the equity as currently directly or indirectly owned by the Company in any twelve (12) month period;

(viii)	any creation or issuance of any debenture constituting a pledge, lien or charge on all or any of the undertaking at any time in respect of any transaction or in excess of US$5,000,000 at any time in respect of any series of related transactions in any twelve (12) month period; or

(ix)	execution of any abnormal or unusual contract; for the purpose of this paragraph, “abnormal or unusual contract” means any contract which is not made at arm’s length, or is inconsistent with the usual practice of the applicable Group Company in a similar business transaction (whether in terms of pricing, duration, termination or otherwise), or not made in such Group Company’s ordinary course of business.

The Company shall procure that each Group Company shall not take, directly or indirectly, without the approval of the Board of Directors in accordance with these Articles:

(i)	declaration, distribution or payment of any dividend, interim or final capitalization of reserves or any other distribution of profits amongst shareholders in any fiscal year or other distribution;

(ii)	any investment, or establishment of any joint venture, branch, Subsidiary, chain store, or partnership; or

(iii)	determination, alteration or implementation of the terms of any incentive or profit sharing plan or scheme or any employee share option or share participation plan or scheme, including without limitation, the grantees for the options and the exercise price.

7.	Appointment and Removal of Directors

(a)	The Board shall consist of up to nine (9) directors (the “Maximum Number”), unless increased or decreased by a resolution adopted by the Board and with the consent required pursuant to Section 6 of Schedule A.

(b)	All Directors shall be elected as follows:

(i)	For so long as Asia Ventures continues to hold any Series A Preferred Shares, it shall be entitled to nominate and appoint one (1) Director (the “Series A Director”) to the Board.

(ii)	For so long as Oceanpine holds not less than 50% of all the Equity Securities of the Company it holds as of the date hereof (on fully diluted, as-exercised and as-converted basis), it shall be entitled to nominate and appoint one (1) Director (the “Series B Director”, and collectively with the Series A Director, the “Preferred Directors”) to the Board.

(iii)	The Founder shall be entitled to nominate and appoint two (2) Directors (“Ordinary Share Directors”) to the Board.

(iv)	The Board may have up to five (5) independent directors (the “Independent Director”). The Majority Series A Holders and the Majority Series B Holders shall each be entitled to nominate one candidate, the Founder shall be entitled to nominate two candidates, and the fifth Independent Director shall be jointly approved and appointed by the Majority Series A Holders, the Majority Series B Holders and the Founder.

(c)	Each Shareholder shall vote all of his, her or its Shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) no director appointed pursuant to Section 7(b) may be removed from office unless (A) such removal is directed or approved by the affirmative vote of in respect of the Series A Director, Asia Ventures, in respect of the Series B Director, Oceanpine, and in respect of the Ordinary Share Directors, the Founder, or (B) the person(s) or entity(ies) originally entitled to appoint or approve such director pursuant to Section 7(b) is no longer so entitled to appoint or approve such director; and (ii) any vacancies created by the resignation, removal or death of a director appointed pursuant to Section 7(b) shall be filled pursuant to the provisions of Section 7(b).

(d)	For so long as F-Prime continues to hold any Series A Preferred Shares, it shall have the right, from time to time, to designate one (1) representative (the “F-Prime Observer”) to attend all meetings of the Board and each Subsidiary Board (whether in person, by telephone or other means) in a non-voting observer capacity. For so long as OrbiMed continues to hold any Series B Preferred Shares, it shall have the right, from time to time, to designate one (1) representative (the “OrbiMed Observer”) to attend all meetings of the Board and each Subsidiary Board (whether in person, by telephone or other means) in a non-voting observer capacity. For so long as Adjuvant continues to hold any Series B Preferred Shares, it shall have the right, from time to time, to designate one (1) representative (the “Adjuvant Observer”, and collectively with F-Prime Observer and OrbiMed Observer, the “Observers”) to attend all meetings of the Board and each Subsidiary Board (whether in person, by telephone or other means) in a non-voting observer capacity.

(e)	Each Observer shall be entitled to receive all the notices, minutes, and other materials in relation to the board meetings that each of the Company, the PRC Subsidiaries and any of their Subsidiaries provides to other members of its board of directors.

(f)	Each Shareholder shall vote all of his, her or its Shares from time to time and at all times in whatever manner as shall be necessary to ensure that the Observers appointed pursuant to Section 7(d) shall not be removed from office unless (A) such removal is directed or approved by the affirmative vote of F-Prime with respect to F-Prime Observer, or OrbiMed with respect to OrbiMed Observer, or Adjuvant with respect to Adjuvant Observer (as the case may be), or (B) the person(s) or entity(ies) originally entitled to appoint or approve such Observer pursuant to Section 7(d) is no longer so entitled to appoint or approve such Observer; and (ii) any vacancies created by the resignation, removal or death of an Observer appointed pursuant to Section 7(d) shall be filled pursuant to the provisions of Section 7(d).

(g)	The Board may establish committees to manage such matters as designated by the Board. Two members of each committee shall be served by the Preferred Directors or their respective representatives. All acts of the committee(s) shall require the approval of a simple majority of the members thereof, including the approval of the Series A Director or his or her representative, provided that if the Series A Director or his or her representative does not attend a committee meeting, in person or by proxy, after giving the meeting notice twice, the approval of such Series A Director or his or her representative shall not be required for any issue voted on in that meeting.

(h)	Compensation Committee. The Preferred Holders, the Founder and other Shareholders of the Company shall procure that a compensation committee is formed (“Compensation Committee”) within the Board upon request by any Preferred Director following the Effective Date, and:

(A)	The Majority Series A Holders shall have the right, but not the obligation, to designate one (1) series A representative to be members of such committee. As long as the Compensation Committee has a series A representative, the committee will not be quorate without the attendance of the series A representative (or his alternate); and

(B)	Such committee shall be responsible for reviewing and approving compensation packages to all senior managers on a yearly basis.

(i)	Audit Committee. The Preferred Holders, the Founder and other Shareholders of the Company shall procure that an audit committee is formed (“Audit Committee”) within the Board upon request by any Preferred Director following the Effective Date. The Majority Series A Holders shall have the right, but not the obligation, to designate one (1) Series A representative to be members of such committee. As long as the Audit Committee has a series A representative, the committee will not be quorate without the attendance of the series A representative (or his alternate). The Majority Series B Holders shall have the right, but not the obligation, to designate one (1) series B representative to be members of such committee.

(j)	The board of directors of each of the Company’s Subsidiaries (each, a “Subsidiary Board”) shall have (or will be re-constituted after the date hereof so that it will have) the same number of directors and the same directors as that of the Company. Subject to the foregoing, the Majority Series A Holders shall have the right, but not the obligation, to appoint representatives to serve on such Subsidiary Board in the same way as that of the Company. Each Yisheng Party covenants and agrees to take any and all action reasonably necessary to ensure that representatives appointed by the Majority Series A Holders to serve on any Subsidiary Boards of any of the Company’s Subsidiaries which it Controls are not removed without the prior written consent of the Majority Series A Holders. For so long as Oceanpine continues to hold any Series B Preferred Shares, if Oceanpine is not represented on the Subsidiary Board, Oceanpine shall have the right, from time to time, to designate one (1) representative to attend all meetings of each Subsidiary Board (whether in person, by telephone or other means) in a non-voting observer capacity. The constitutional documents of each of the Company’s Subsidiaries shall, to the extent permissible under the laws of the jurisdiction in which such subsidiary is incorporated, have the identical procedural rules related to actions and meetings of the Board provided in these Articles.

A compensation committee and an audit committee shall be formed within Subsidiary Boards upon request by Series A Director following the 50 Effective Date. Each compensation committee and audit committee of each of the Company’s Subsidiaries (each, a “Subsidiary Committee”) shall have the same number of members as that of the Company. Subject to the foregoing, the Majority Series A Holders shall have the right, but not the obligation, to appoint one (1) representative to serve on such Subsidiary Committee respectively. Each Yisheng Party covenants and agrees to take any and all action reasonably necessary to ensure that representatives appointed by the Majority Series A Holders to serve on any Subsidiary Committee of any of the Company’s Subsidiaries which it Controls are not removed without the prior written consent of the Majority Series A Holders. The constitutional documents of each of the Company’s Subsidiaries shall, to the extent permissible under the laws of the jurisdiction in which such Subsidiary is incorporated, have the identical procedural rules related to actions and meetings of the Compensation Committee and Audit Committee of the Board provided in these Articles.

8.	Right of Participation.

Each Preferred Holder or any holder of Preferred Shares to which rights under this Section 8 have been duly assigned in accordance with Section 10.1 of the Shareholders Agreement (such Preferred Holder and each such assignee each hereinafter referred to as a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in below) that any Group Company may from time to time issue after the date hereof (the “Right of Participation”).

8.1	Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

8.2	New Securities. “New Securities” shall mean any Preferred Shares, any other shares of the Company designated as “Preferred Shares”, Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any class whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a)	up to 35,000,000 number of the Company’s Ordinary Shares and/or options or warrants issuable to the employees, officers, directors, contractors, advisors or consultants of the Group Companies pursuant to the ESOP.

(b)	any Ordinary Shares or Series A Preferred Shares issued due to the Reorganization and any Ordinary Shares issued pursuant to the conversion thereof;

(c)	any Series B Preferred Shares issued under the Series B Purchase Agreements and any Ordinary Shares issued upon the conversion thereof;

(d)	any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(e)	any securities issued upon the exercise, conversion or exchange of any outstanding security (including but not limited to the Convertible Notes) if such outstanding security constituted a New Security, or any securities, debenture, warrant, option, or other convertible security outstanding prior to the issuance of the Series B Preferred Shares;

(f)	any securities issued pursuant to a Qualified IPO;

(g)	any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity as approved by the Majority Preferred Holders.

8.3	Procedures.

(a)	First Participation Notice. In the event that any Group Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which such Group Company proposes to issue such New Securities, and the identity of the proposed purchaser of the New Securities, if any. Each Participation Rights Holder shall have thirty (30) Business Days from the date of receipt of any such First Participation Notice (the “Participation Period”) to agree in writing to purchase all or a portion of its Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to such Group Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such Participation Period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it fails to purchase.

(b)	Second Participation Notice; Oversubscription. If any Participating Rights Holder fails or declines to exercise its Right of Participation in accordance with subsection (a) above, such Group Company shall promptly give notice (the “Second Participation Notice”) to other Participating Rights Holders that exercised their Right of Participation (the “Right Participants”) in accordance with subsection (a) above. Each Right Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify such Group Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by such Group Company with respect to its oversubscription to that number of remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section (b) and the Company shall so notify the Right Participants within fifteen (15) Business Days following the date of the Second Participation Notice.

8.4	Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within the Participation Period, the Company shall have ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 8.

8.5	Termination. The Right of Participation shall terminate for all Participation Rights Holders upon consummation of a Qualified IPO.

9.	Transfer Restrictions.

9.1	Sale by Member; Notice of Sale. Subject to Sections 9.5 and 9.6 of the Schedule A, if any Restricted Holder (the “Selling Shareholder”) proposes to sell, offer to sell, transfer, pledge, mortgage or otherwise dispose of all or any Shares or other securities of the Company held by it (the “Proposed Transfer”), then the Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to the Company and the Preferred Holders and their permitted transferees to which rights under this Section 9 have been duly assigned in accordance with these Articles and the Shareholders Agreement (“Non-Selling Shareholders”) prior to such sale or transfer. The Transfer Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Shares to be sold or transferred (the “Offered Shares”), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. For the avoidance of doubt, any change in the direct or indirect ownership of the Restricted Holders that is an entity, including without limitation as a result of (i) the issuance or redemption by such Restricted Holder of any portion of its outstanding shares or equity, or (ii) a transfer, sale, offer to sell, pledge, mortgage or disposal of such Restricted Holder’s equity by its direct or indirect equity holder, shall constitute a “Proposed Transfer” for all purposes under this Section 9, and such equity interest to be transferred or issued by such holder shall be treated as “Offered Shares” for all purposes under this Section 9. Any Proposed Transfer shall be made in compliance with this Section 9. “Restricted Shares” means any of the Company’s securities now owned or subsequently acquired by a Restricted Holder.

9.2	Right of First Refusal. The Non-Selling Shareholder shall have the right to purchase up to all of the Offered Shares at the same price and subject to the same terms and conditions as set forth in the Transfer Notice. Such right of first refusal may be exercised as follows:

(a)	First Refusal Allotment. Upon receipt of a Transfer Notice, each Non-Selling Shareholder shall have the right to purchase that number of the Offered Shares (the “First Refusal Allotment”) equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares held by such Non-Selling Shareholder at the time of the transaction (on an as-converted basis) and the denominator of which is the total number of Ordinary Shares held by all Non-Selling Shareholders at the time of the transaction (on an as-converted basis). Such Non-Selling Shareholder will not have a right to purchase any of the Offered Shares unless it exercises its right of first refusal within thirty (30) days after receipt of the Transfer Notice (the “First Refusal Period”) to purchase up to all or any of its First Refusal Allotment of the Offered Shares. To the extent that any Non-Selling Shareholder does not exercise its right of first refusal to the full extent of its First Refusal Allotment, the Selling Shareholder and the exercising Non- Selling Shareholders shall, within ten (10) days after the end of the First Refusal Period (the “Extension Period”), make such adjustments to the First Refusal Allotment of each exercising Non-Selling Shareholder so that any remaining Offered Shares may be allocated to those Non-Selling Shareholders exercising their rights of first refusal on a pro rata basis.

(b)	Expiration Notice. Within ten (10) days after expiration of the Extension Period, the Selling Shareholder will give written notice (the “First Refusal Expiration Notice”) to the Non-Selling Shareholders specifying either (i) that all of the Offered Shares have been subscribed by the Non-Selling Shareholders exercising rights of first refusal or (ii) that the Non-Selling Shareholders have not subscribed for all of the Offered Shares in which case the First Refusal Expiration Notice will specify the Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares for the purpose of the co-sale rights described in Section 9.3 below .

(c)	Purchase Price. The purchase price for the Offered Shares to be purchased by the Non-Selling Shareholders exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth in Section 9.2 (d) below. If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the majority of the Board (including both of the Preferred Directors) in good faith with the approval in writing by the Majority Preferred Holders, which determination will be binding upon the Non- Selling Shareholder, absent fraud or error.

(d)	Payment. Payment of the purchase price for the Offered Shares purchased by the Non-Selling Shareholder shall be made within twenty (20) days following the date of the First Refusal Expiration Notice. Payment of the purchase price will be made by wire transfer or check as directed by the Selling Shareholder.

(e)	Rights of Selling Shareholder. If any Non-Selling Shareholder exercises its right of first refusal to purchase all or a portion of the Offered Shares, then, upon payment in full by the Non-Selling Shareholder to the Selling Shareholder, the Register of Members of the Company shall be updated to record the transfer of all or a portion of such Offered Shares to such Non-Selling Shareholder, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company and an instrument of transfer to be executed. New share certificate shall be issued to each Non-Selling Shareholder, unless waived by such Non-Selling Shareholder.

(f)	Application of Co-Sale Right. If the Non-Selling Shareholders have not purchased all of the Offered Shares, then the sale of the remaining Offered Shares will become subject to the co-sale right set forth in Section 9.3 below.

9.3	Co-Sale Right. Any Non-Selling Shareholder that has not exercised its right of first refusal with respect to the Offered Shares proposed to be transferred by the Selling Shareholder (“Co-Sale Preferred Holder”) shall have the right, exercisable upon written notice to the Selling Shareholder and the Company (the “Co-Sale Notice”) within twenty (20) days after receipt of the First Refusal Expiration Notice (the “Co- Sale Right Period”), to participate in such sale of the Offered Shares at the same price and subject to the same terms and conditions as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Company securities (on both an absolute and as-converted to Ordinary Shares basis) that such Co-Sale Preferred Holder(s) wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Co-Sale Preferred Holder(s). To the extent the Co- Sale Preferred Holder(s) exercises such co-sale right in accordance with the terms and conditions set forth below, the number of Offered Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The co-sale right of each Co-Sale Preferred Holder shall be subject to the following terms and conditions:

(a)	Co-Sale Pro Rata Portion. A Co-Sale Preferred Holder may sell all or any part of that number of Ordinary Shares held by it (on an as- converted basis) that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by such Co-Sale Preferred Holder at the time of the sale or transfer and the denominator of which is the combined number of Ordinary Shares (on an as-converted basis) at the time owned by the Selling Shareholder and all Co-Sale Preferred Holders exercising the co-sale right hereunder (“Co- Sale Pro Rata Portion”).

(b)	Transferred Shares. A Co-Sale Preferred Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i)	the number of Company securities which such Co-Sale Preferred Holder elects to sell;

(ii)	Preferred Shares, in the event that the holder delivers certificates for that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that the holder elects to sell (on an as- converted basis); provided in such case that, if the prospective purchaser objects to the transfer of Preferred Shares in lieu of Ordinary Shares, the Co-Sale Preferred Holder shall convert such Preferred Shares into Ordinary Shares and deliver certificates for Ordinary Shares as provided in subsection 9.3(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii)	a combination of the above.

(c)	Payment to Co-Sale Preferred Holders; Registration of Transfer. The Co-Sale Preferred Holder shall deliver an executed instrument of transfer and the share certificates to the purchaser and the register of members of the Company shall be updated in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to the Co-Sale Preferred Holder exercising the co-sale right that portion of the sale proceeds to which the Co- Sale Preferred Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from the Co-Sale Preferred Holders exercising the co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Offered Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from the Co-Sale Preferred Holders exercising the co-sale right. The Company shall, upon surrendering by the prospective purchaser or the Selling Shareholder of the certificates for the Preferred Shares or Ordinary Shares being transferred from the Co-Sale Preferred Holders as provided above, make proper entries in the register of members of the Company and cancel the surrendered certificates and issue any new certificates in the name of the prospective purchaser or the Selling Shareholder, as the case may be, as necessary to consummate the transactions in connection with the exercise by the Co-Sale Preferred Holders of its co-sale rights under this Section 9.3.

9.4	Right to Transfer. To the extent the Non-Selling Shareholders do not elect to purchase, or exercise its co-sale right along with the sale of the Offered Shares subject to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery to the Company and the Non-Selling Shareholders of the Transfer Notice, conclude a transfer of the Offered Shares covered by the Transfer Notice which shall have not been elected to be purchased by the Non-Selling Shareholders and the number of which shall have not been reduced pursuant to the co-sale right of the Co-Sale Preferred Holders hereunder, which in each case shall be on terms and conditions not more favorable to the transferee than those as described in the Transfer Notice. Any proposed transfer on terms and conditions which are more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Shares by the Selling Shareholder beyond aforementioned ninety (90) days period, shall again be subject to the right of first refusal of the Non-Selling Shareholder and the co-sale rights of the holder(s) of Preferred Shares and shall require compliance by the Selling Shareholder with the procedures described in Sections 9.2 and 9.3 of this Schedule.

9.5	Exempt Transfers. Subject to Section 9 hereof, (i) the right of first refusal of the Non-Selling Shareholders in Section 9.2, and (ii) the co-sale rights of the Co-Sale Preferred Holders in Section 9.3 shall not apply to (a) any sale or transfer of any Shares to the Company pursuant to any repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship with the Company; (b) any transfer to the parents, children or spouse of such holder, or to any entity, trust or organization 100% controlled or owned by such holder or the parents, children or spouse of such holder, for bona fide estate planning purposes (each such transfer, an “Exempt Transfer” and each foregoing transferee, a “Permitted Transferee”); provided that adequate documentation therefor shall be provided to the Company and each Non-Selling Shareholder and that any Permitted Transferee shall agree in writing to be bound by the Shareholders Agreement in place of the relevant transferor. Any transferee or recipient of any Shares other than a Permitted Transferee shall execute a deed of accession in form and substance approved by the Board and become a party to, and bound by, the Shareholders Agreement.

9.6	Restriction on Transfers of Shares of the Company.

(a)	Notwithstanding anything to the contrary contained herein but with exceptions to the Exempt Transfer under Section 9.5, without the prior written consent of the Majority Preferred Holders (and the relevant holders of the Ordinary Shares into which the Preferred Shares have been converted), the Founder and the Restricted Holders shall not:

(i)	directly or indirectly, sell, assign or transfer through one or a series of transactions any Company securities now held directly or indirectly by such Restricted Holder or his/its Permitted Transferees to any person at any time during the period from the date hereof to six (6) months after the Qualified IPO of the Company.

(ii)	pledge, hypothecate, mortgage, encumber or otherwise dispose of through one or a series of transactions any Company securities now held directly or indirectly by such Restricted Holder or his/its Permitted Transferees to any person before the Qualified IPO of the Company.

(b)	Any attempt by a Member or his/its Permitted Transferees to transfer any shares in violation of this Section 9 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the prior written approval of the Majority Preferred Holders (and the relevant holders of the Ordinary Shares into which the Preferred Shares have been converted).

9.7	Legend.

(a)	Each certificate representing the Restricted Shares shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN SHAREHOLDERS AGREEMENT AND THE SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF THE COMPANY (AS AMENDED AND RESTATED), COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b)	The Company and the Majority Preferred Holders may instruct the registered office of the Company to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in the subsection (a) above to enforce the provisions of the Shareholders Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 9.

9.8	Restriction on Indirect Transfers.

Notwithstanding anything to the contrary contained herein, without the prior written approval of the Majority Preferred Holders:

(a)	Each Restricted Holder (i) shall not, and shall not cause or permit any other person to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of, or grant or create any indemnity or guarantee or any charge, lien or debenture or other security on, through one or a series of transactions any of such Restricted Holder’s own equity securities, if an entity, or equity securities held or controlled by it or its Permitted Transferees that are entities, to any person and (ii) shall cause itself or its Permitted Transferees that are entities, not to issue to any person any equity securities of itself or its Permitted Transferees that are entities, or any options or warrants for, or any other securities exchangeable for or convertible into, the equity securities of itself or its Permitted Transferees that are entities. For avoidance of doubt, the Restricted Holder under this Section 9.8 also includes such Restricted Holder’s respective direct individual shareholder.

(b)	Except as contemplated pursuant to the Reorganization, the Yisheng Parties shall not cause any Group Company to, and each Group Company shall not, and shall not cause any other person to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of, or grant or create any indemnity or guarantee or any charge, lien or debenture or other security on, through one or a series of transactions any equity interest held or controlled by any Group Company in any other Group Company to any person. Any transfer in violation of this Section 9.8(b) shall be void and the Group Company (except for the Company) whose equity interest is to be sold hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such equity interest without the prior written approval of the Majority Preferred Holders. Except as contemplated pursuant to Reorganization, no Company’s Subsidiary shall, and each Yisheng Party shall cause the Company’s Subsidiary Controlled by it not to, issue to any person any equity securities of such Subsidiary or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of such Subsidiary except where approved in writing in advance by the Majority Preferred Holders. For the avoidance of doubt, any transfer restriction in this Section 9.8 (b) does not apply to equity interests of the Company, and only applies to equity interests of any other Group Company which is not the Company.

9.9	Subsidiary Level Transfer Restrictions.

To the extent permitted by the laws of the jurisdiction in which the relevant Company’s Subsidiary is established, all of the rights provided to the Preferred Holders set forth in this Section 9 shall also be provided to such Preferred Holders in the event of any proposed transfer or sale of equity securities in any Company’s Subsidiary, and each Company’s Subsidiary and the shareholders of each such Subsidiary shall be subject to the same obligations as each Group Company and the Restricted Holders as set forth in this Section 9.

9.10	Sale of Preferred Shares.

(a)	Any Preferred Holder is free to sell or transfer any shares held by it to any party, without being subject to the right of first refusal or co-sale rights of any other Shareholders of the Company, provided that if any Preferred Holder proposes to sell or transfer any Preferred Shares or Ordinary Shares converted therefrom to any Competitor, the Founder shall have the right of first refusal to purchase all of the Preferred Shares or Ordinary Shares converted therefrom on the same terms and conditions on which the selling Preferred Holder attempts to sell to the prospective purchaser.

(b)	Notwithstanding anything to the contrary contained in these Articles, including, but not limited to Section 9.10(a) and Section 9.11, the Preferred Holders will have the right to, with a prior written notice to the Company, transfer any securities of the Company or any Group Company to any (a) Preferred Holders’ Affiliate, (b) director, officer or employee of any Preferred Holders’ Affiliate, (c) donee of any Person described under the foregoing subparagraphs (a) and (b), or (d) charitable organization.

9.11	Term. The provisions under this Section 9 shall terminate upon the earliest to occur of:

(a)	Consummation of a Qualified IPO; or

(b)	Preferred Holders or their assignees, cease to hold any equity securities in the Group Companies.

CONTENTS
DEFINITIONS	1
CERTIFICATES FOR SHARES	9
ISSUE OF SHARES	10
CLASSES, NUMBER AND PAR VALUE OF THE SHARES	10
TRANSFER OF SHARES	10
REDEMPTION AND PURCHASE OF SHARES	10
VARIATION OF RIGHTS OF SHARES	10
COMMISSION ON SALE OF SHARES	11
NON-RECOGNITION OF TRUSTS	11
REGISTRATION OF EMPOWERING INSTRUMENTS	11
TRANSMISSION OF SHARES	11
AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF CAPITAL& CHANGE OF LOCATION OF REGISTERED OFFICE	12
FIXING RECORD DATE	13
GENERAL MEETING	13
NOTICE OF GENERAL MEETINGS	14
PROCEEDINGS AT GENERAL MEETINGS	14
VOTES OF MEMBERS	15
PROXIES	15
CORPORATE MEMBERS	16
SHARES THAT MAY NOT BE VOTED	16
DIRECTORS	16
POWERS AND DUTIES OF DIRECTORS	18
MANAGEMENT	19
PROCEEDINGS OF DIRECTORS	19
VACATION OF OFFICE OF DIRECTOR	20
APPOINTMENT AND REMOVAL OF DIRECTORS	20
PRESUMPTION OF ASSENT	21
SEAL	21
OFFICERS	21
DIVIDENDS, DISTRIBUTIONS AND RESERVE	21
CAPITALIZATION	22
BOOKS OF ACCOUNT	23
AUDIT	23
NOTICES	23
WINDING UP	24
INDEMNITY	25
FINANCIAL YEAR	25
TRANSFER BY WAY OF CONTINUATION	25

LIEN ON SHARES	25
CALL ON SHARES	26
FORFEITURE OF SHARES	27
AMENDMENTS OF ARTICLES	27
SCHEDULE A	28
1. Dividends	28
2. Liquidation Preference	28
3. Voting Rights	30
4. Conversion Rights	30
5. Redemption	39
6. Acts of the Company	44
7. Appointment and Removal of Directors	47
8. Right of Participation	50
9. Transfer Restrictions	52